UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 12, 2008

AGILENT TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15405	77-0518772
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5301 Stevens Creek Boulevard, Santa Clara, CA		95051
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (408) 553-2424

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.                                          Costs Associated with Exit or Disposal Activities.

On December 12, 2008, Agilent Technologies, Inc. approved and began to communicate to its employees a targeted restructuring program (the “Restructuring Program”).  The Restructuring Program is in response to deteriorating economic conditions and is designed to enhance the potential of some of its business units to reach their operating model goals.  The Restructuring Program is one of a series of actions being taken by Agilent in response to the current economic situation.  Other actions taken include the implementation of a temporary worldwide pay reduction and/or equivalent unpaid time-off program for Agilent employees and the reduction of Agilent’s temporary workforce by over 300 positions.

The focus of the Restructuring Plan is on the Agilent business units that have been most severely impacted by the economic downturn.  As a result of the Restructuring Program, Agilent expects that its global workforce of regular employees will be reduced by approximately 500 positions.  The timing and scope of workforce reductions will vary by location based on local legal requirements.  We expect to complete a majority of the activities related to the Restructuring Program by May 31, 2009, with the remainder expected to be completed by October 31, 2009.  When completed, the Restructuring Program and reductions in the temporary workforce are expected to result in a reduction in annual operating expenses of approximately $65 million.  The pay reduction programs, which will become effective on January 1, 2009, are expected to yield an additional cost savings of approximately $100 million on an annual basis.

In connection with the Restructuring Plan, we expect to record in the aggregate approximately $55 million in pre-tax restructuring charges, mostly related to employee severance arrangements.  Substantially all the charges will result in future cash expenditures.

Forward-Looking Statements

This Item 2.05 contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements relate to our planned restructuring activities and include our current estimates of the scope, timing and cost of those activities, as well as the expected expense savings resulting from the restructuring and other activities. These forward-looking statements involve risks and uncertainties that could cause Agilent’s results to differ materially from management’s current expectations. Such risks and uncertainties include, but are not limited to, the risk of additional costs and delays associated with compliance with U.S. and international labor and other laws, the risk that a further decline in general economic conditions and the global credit and equity markets or and unforeseen changes in the strength of our customers’ businesses and demand for current and new products and technologies will require changes to the planned restructuring, and the risk that we are not able to realize the savings expected from the restructuring activities.

In addition, other risks that Agilent faces in running its operations include the ability to execute successfully through business cycles while it continues to implement cost reductions; the ability to meet and achieve the benefits of its cost-reduction goals and otherwise successfully adapt its cost structures to continuing changes in business conditions; ongoing competitive, pricing and gross-margin pressures; the risk that our cost-cutting initiatives will impair our ability to develop products and remain competitive and to operate effectively; the impact of geopolitical uncertainties and global economic conditions on our operations, our markets and our ability to conduct business; the ability to improve asset performance to adapt to changes in demand; the ability to successfully introduce new products at the right time, price and mix; and other risks detailed in Agilent’s filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2008.  Forward-looking statements are based on the beliefs and assumptions of Agilent’s management and on currently available information. Agilent undertakes no responsibility to publicly update or revise any forward-looking statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILENT TECHNOLOGIES, INC.

	By:	/s/ MARIE OH HUBER
	Name:	Marie Oh Huber
	Title:	Vice President, Deputy General Counsel and
Assistant Secretary

Date: December 17, 2008